12900 Snow Road Parma, OH 44130

N E W S R E L E A S E

CONTACT: Michael Carr Director, Financial Planning & Investor Relations (216) 676-2000

GrafTech Reports Third Quarter 2006 Results

Parma, OH - November 7, 2006 - GrafTech International Ltd. (NYSE:GTI) today announced financial results for the quarter ended September 30, 2006.

2006 Third Quarter Highlights

•	Net sales increased $39 million to $247 million, an 18 percent increase over net sales of $208 million in the third quarter of 2005.
° Graphite electrode sales volume increased 15 percent to 55 thousand metric tons, versus 48 thousand metric tons in the third quarter of 2005.
•	Gross profit increased 22 percent, to $71 million, versus $58 million in the third quarter of 2005.
° Synthetic segment gross profit margin expanded to 29.6 percent from 28.2 percent in the third quarter of 2005.
•
Net income was $10 million, or $0.09 per diluted share, versus net income of $16 million, or $0.15 per diluted share in the 2005 third quarter.
Third quarter 2005 included a $5 million non-cash tax benefit.

•	Income before special items* increased 34 percent, to $15 million, or $0.15 per diluted share, versus $11 million, or $0.11 per diluted share, in the 2005 third quarter.
•	Net cash provided by operating activities increased $37 million to $24 million, versus a use of $13 million in the 2005 third quarter.
•
Free cash flow before $8 million antitrust and $5 million restructuring payments* was a source of $25 million, versus a use of $24 million in the 2005 third quarter yielding a $49 million improvement. This significant increase is due to improvement in our underlying business and our team’s continuing efforts to improve the company’s cash conversion cycle.

_________________________________________
* Non-GAAP financial measures. See attached reconciliations.

•
As previously announced, GrafTech is in discussions concerning divestiture of its 70 percent interest in its cathode business for $130 to $140 million to Alcan who currently owns 30 percent. As indicated, the majority of net proceeds will be used to further deleverage the company.

Craig Shular, Chief Executive Officer of GrafTech, commented, “Our team continues to drive growth and acceleration of cash flow for further deleverging. This is our second consecutive positive free cash flow quarter. Free cash flow before antitrust and restructuring* in the first nine months has improved $72 million over the same period last year. This has allowed us to reduce net debt to $669 million as of the end of the third quarter.”

Synthetic Graphite Segment

(Graphite electrodes, cathodes and advanced graphite materials)

The Synthetic Graphite Segment net sales increased 24 percent to $228 million as compared to $184 million in the 2005 third quarter. The increase was primarily due to higher graphite electrode volumes as well as higher selling prices.

Gross profit for the Synthetic Graphite Segment increased 30 percent to $67 million as compared to $52 million in the 2005 third quarter. The increase in gross profit was primarily due to higher graphite electrode net sales, partially offset by increases in raw material costs and by unfavorable impacts of currency exchange rate changes on production costs. Gross margin was 29.6 percent as compared to 28.2 percent in the 2005 third quarter.

Mr. Shular commented, “Our Synthetic Graphite Segment continues to perform well with margin improvement over the same quarter last year. This is mainly due to graphite electrode price increases and strong cost containment. We expect the fourth quarter margin percentage to be similar to our year-to-date margin rate.”
_________________________________________
* Non-GAAP financial measures. See attached reconciliations.

Other Segment

(Natural graphite (AET), carbon electrodes and refractories)

Net sales for GrafTech’s Other Segment were $19 million as compared to $25 million in the 2005 third quarter. The decrease was due to lower carbon electrode volumes as a result of the planned exit of this business and lower Electronic Thermal Management (ETM) sales related to continued production delays of a major ETM customer as well as a slower ramp up of our customer production volumes.

Net sales for ETM products were $2.6 million as compared to $4.9 million in 2005 third quarter. Gross profit for the Other Segment was $4 million, as compared to $6 million in the 2005 third quarter. The lower gross profit was due to the lower revenue described above.

Mr. Shular commented, “We are disappointed with the year-to-date ETM revenues. We now expect 2006 revenue to be approximately $16 million. Despite the current year shortfall we continue to believe in the longer term ETM growth opportunities and continue to invest in commercializing new technologies.”

In October, GrafTech was awarded a fuel cell grant of up to $2.3 million from the U.S. Department of Energy. This grant recognizes GrafTech’s considerable expertise in fuel cell development and is intended to aid in the further development and commercialization of fuel cells.

Corporate

Selling and administrative and research and development expenses were $33 million, as compared to $26 million in the 2005 third quarter. The increase is due to variable incentive expense driven by improved free cash flow performance. Excluding total variable incentive, 2006 third quarter expense would have been $26 million, the same as the 2005 third quarter, which included zero variable incentive expense.

Interest expense was $14 million, consistent with the 2005 third quarter.

During the 2006 third quarter, we recorded restructuring charges of $2 million, primarily related to severance associated with previously announced productivity and cost savings programs. Other income expense, net, during the third quarter of 2006 totaled $4 million.

Outlook

While some regions are currently showing lower steel production levels, overall the global steel industry economic conditions continue to be favorable. Electric Arc Furnace (EAF) steel is on track to finish 2006 up about 3% from 2005. Mr. Shular commented on the outlook, stating, “We expect a solid shipment level in the fourth quarter, as customers fulfill their contractual obligations, with annual estimated graphite electrode volume of 210,000 metric tons, in line with prior guidance.”

GrafTech expects free cash flow before antitrust and restructuring* to continue to improve in the fourth quarter, exceeding prior guidance, with our current estimate of $50 to $60 million for the full year, which is an $80 to $90 million improvement over 2005. This year’s free cash flow performance, together with the expected closing of the sale of our 70 percent interest in the cathode business should allow us to complete the year with net debt below $525 million.

GrafTech’s current 2006 guidance is as follows:

Net sales of graphite electrodes to increase approximately 15 percent;

•	Graphite electrode volume of approximately 210 thousand metric tons;

•	Graphite electrode production cost increase in the range of 7 to 9 percent;

•	Net sales of ETM products of approximately $16 million;

•	Non-graphite electrode year-over-year gross profit decline of $4 to $7 million;

•	Combined selling and administrative and research and development, expenses of approximately $124 million;

•	Net interest expense of approximately $58 million;

•	Effective tax rate of between 36 percent and 38 percent, before special items;

•	Free cash flow before antitrust and restructuring payments* of $50 to $60 million;

•	Capital expenditures of approximately $45 million;

•	Depreciation expense of approximately $40 million;

•	Restructuring cash payments to be largely offset by cash generated by asset sales.

While GrafTech maintains its commitment of achieving what we consider a fair price for the value our graphite electrodes contribute to the production of EAF steel, in the interest of maintaining key customer relationships and insuring a successful order book for 2007, GrafTech has begun booking orders at the prevailing market prices. GrafTech is achieving price increases in the market and we expect margin improvement in 2007. GrafTech is in the process of finalizing key raw material contracts for 2007. At this point GrafTech has secured volume commitments of key raw materials and is in the process of finalizing prices. GrafTech continues to take actions to mitigate the continued pressure of rising raw material prices and to reduce costs. GrafTech plans to provide guidance for next year in February 2007.
_________________________________________
* Non-GAAP financial measures. See attached reconciliations.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The dial-in number is 800-219-6110 for domestic and 303-205-0033 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11072613#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 216-676-2000 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; production capacity; prices and sales of and demand for our products; strategic plans and business projects; asset sales and divestiture activities; restructuring and deleveraging activities; operational and financial performance; costs and cost increases; interest and taxes; capital expenditures and depreciation; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; greater than anticipated raw materials, energy and other costs increases; increases in capacity, competitive pressures, or other changes impacting demand, prices, unit and dollar volume sales and growth rates, or profitability; limitations on the amount and delays in the timing of our anticipated capital expenditures; delays in or failures to complete planned asset sales; non-attainment of earnings or other financial metrics that we provide as guidance; failure to achieve benefits from process and system changes; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in legal proceedings; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; developments in our talks concerning a potential divestiture of our cathode business; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)
	At December 31, 2005	At September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,968	$18,710
Accounts and notes receivable, net of allowance for doubtful accounts of $3,132 at December 31, 2005 and $4,360 at September 30, 2006	184,580	144,357
Inventories	255,038	275,664
Prepaid expenses and other current assets	14,101	16,065
Total current assets	459,687	454,796

Property, plant and equipment	1,086,393	1,039,181
Less: accumulated depreciation	724,196	685,608
Net property, plant and equipment	362,197	353,573
Deferred income taxes	12,103	14,603
Goodwill	20,319	19,287
Other assets	32,514	31,451
Assets held for sale	-	1,807
Total assets	$886,820	$875,517
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$73,363	$64,219
Interest payable	18,829	6,926
Short-term debt	405	603
Accrued income and other taxes	24,826	33,437
Other accrued liabilities	96,990	96,660
Total current liabilities	214,413	201,245
Long-term debt:
Principal value	694,893	687,537
Fair value adjustments for hedge instruments	7,404	6,674
Unamortized bond premium	1,446	1,312
Total long-term debt	703,743	695,523
Other long-term obligations	107,704	89,259
Deferred income taxes	43,669	46,289
Commitments and contingencies	-	-
Minority stockholders’ equity in consolidated entities	26,868	28,271
Stockholders’ deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued	-	-
Common stock, par value $.01, 150,000,000 shares authorized, 100,821,434 shares issued at December 31, 2005, 101,297,745 shares issued at September 30, 2006	1,023	1,023
Additional paid-in capital	944,581	948,498
Accumulated other comprehensive loss	(311,429)	(305,693)
Accumulated deficit	(751,487)	(737,445)
Less: cost of common stock held in treasury, 2,455,466 shares at December 31, 2005, 2,501,201 shares at September 30, 2006	(85,621)	(85,410)
Less: common stock held in employee benefit and compensation trusts, 518,301 shares at December 31, 2005, 472,566 shares at September 30, 2006	(6,644)	(6,643)
Total stockholders’ deficit	(209,577)	(185,670)
Total liabilities and stockholders’ deficit	$886,820	$875,517

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2006	2005	2006
Net sales	$208,195	$246,590	$639,437	$709,945
Cost of sales	149,993	175,748	475,319	516,936
Gross profit	58,202	70,842	164,118	193,009
Research and development	2,306	3,272	7,079	9,749
Selling, administrative and other expenses	23,329	29,661	74,039	84,064
Other (income) expense, net	1,706	4,056	13,911	4,458
Restructuring charges	-	1,871	451	7,694
Impairment loss on long-lived assets	-	-	-	8,788
Antitrust investigations and related lawsuits and claims	-	-	-	2,513
Interest expense	13,624	14,285	38,417	43,045
Interest income	(110)	(131)	(496)	(409)
	40,855	53,014	133,401	159,902

Income before provision for income taxes and minority stockholders’ share of subsidaries’ income	17,347	17,828	30,717	33,107
Provision for income taxes	1,798	8,255	8,420	19,289
Minority stockholders’ share of subsidiaries’ income	(58)	(216)	(503)	(236)
Net income	$15,607	$9,789	$22,800	$14,054

Basic earnings per common share:
Net income per share	$0.16	$0.10	$0.23	$0.14
Weighted average common shares outstanding (in thousands)	97,734	98,132	97,649	97,953
Diluted earnings per common share:
Net income per share	$0.15	$0.09	$0.23	$0.14
Weighted average common shares outstanding (in thousands)	111,524	112,294	111,435	98,423

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2006	2005	2006
Cash flow from operating activities:
Net income	$15,607	$9,789	$22,800	$14,054
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,496	9,458	27,609	29,950
Deferred income taxes	(7,221)	2,435	5,191	3,683
Antitrust investigations and related lawsuits and claims	(119)	—	(119)	80
Restructuring charges	—	1,871	451	7,694
Gain on sale of assets	(538)	(3,080)	(538)	4,474
Impairment loss on long-lived and other assets	—	—	—	8,788
Other charges, net	3,164	9,053	13,523	4,543
(Increase) decrease in working capital*	(27,068)	1,098	(70,198)	(8,095)
Post retirement plan changes	(2,518)	(4,011)	(10,869)	(10,693)
Long-term assets and liabilities	(3,857)	(2,151)	(7,878)	(9,884)
Net cash provided by (used in) operating activities	(13,054)	24,462	(20,028)	44,594

Cash flow from investing activities:
Capital expenditures	(11,716)	(10,200)	(36,198)	(34,234)
Sale (purchase) of derivative instruments	—	—	1,796	(266)
Proceeds from sale of assets	123	12,390	824	12,726
Payments for patents costs	(566)	(268)	(566)	(695)
Termination of interest rate swap	—	—	(8,691)	—
Net cash used in investing activities	(12,159)	1,922	(42,835)	(22,469)

Cash flow from financing activities:
Short-term debt borrowings (reductions)	(1,578)	—	1,065	—
Revolving Facility borrowings	74,466	128,415	122,490	449,269
Revolving Facility reductions	(52,631)	(142,301)	(72,152)	(458,989)
Financing costs	146	—	(4,767)	—
Net cash provided by financing activities	20,403	(13,886)	46,636	(9,720)

Net decrease in cash and cash equivalents	(4,810)	12,498	(16,227)	12,405
Effect of exchange rate changes on cash and cash equivalents	428	(221)	(1,445)	337
Cash and cash equivalents at beginning of period	10,194	6,433	23,484	5,968
Cash and cash equivalents at end of period	$5,812	$18,710	$5,812	$18,710

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(5,744)	$12,344	$21,760	$36,792
Effect of factoring on accounts receivable	4,587	2,633	4,587	8,883
Inventories	(7,874)	3,605	(41,879)	(13,483)
Prepaid expenses and other current assets	725	865	(1,021)	(1,818)
Payments for antitrust investigations and related lawsuits and claims	(4,500)	(7,716)	(12,400)	(17,671)
Restructuring payments	(857)	(5,389)	(4,746)	(9,472)
Increase (decrease) in accounts payable and accruals	(13,405)	(5,244)	(36,499)	(11,326))
(Increase) decrease in working capital	$(27,068)	$1,098	$(70,198)	$(8,095)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in thousands)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2006	2005	2006
Net sales:
Synthetic Graphite	$183,537	$227,678	$561,736	$645,655
Other	24,658	18,912	77,701	64,290
Net sales	$208,195	$246,590	$639,437	$709,945

Gross profit:
Synthetic Graphite	$51,839	$67,309	$146,802	188,033
Other	6,363	3,533	17,316	4,976
Gross profit	$58,202	$70,842	$164,118	$193,009

Gross profit margin:
Synthetic Graphite	28.2%	29.6%	26.1%	29.1%
Other	25.8%	18.7%	22.3%	7.7%
Gross profit margin	28.0%	28.7%	25.7%	27.2%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Net Income and Earnings Per Share Reconciliation

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2006	2005	2006
Net income of $0.15, $0.09, $0.23 and $0.14 per diluted share, respectively	$15,607	$9,789	$22,800	$14,054
Adjustments, net of tax:
Special tax benefit	(5,150)	—	(3,527)	—
Restructuring, antitrust investigations and related lawsuits and claims, impairment loss on long-lived assets and Other (income) expense, net, net of tax	984	5,491	9,007	21,436
Income before special items of $0.11, $0.15, $0.28 and $0.36 per diluted share, respectively.	$11,441	$15,280	$28,280	$35,490

The non-GAAP earnings per diluted share includes 13.6 million shares underlying our contingently convertible debentures and excludes approximately $1 million (before and after tax) in the 2005 third quarter and the 2006 third quarter, $4 million ($3 million after tax) in the 2005 first nine months and $4 million (before and after tax) in the 2006 first nine months of contingently convertible debenture interest expense.

NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands, except per share data)
(Unaudited)

Reconciliation of Cash From Operations to Free Cash Flow

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2005	2006	2005	2006
Cash flow provided by (used for) operating activities	($13,054)	$24,462	($20,028)	$44,594
Less:
Change in accounts receivable factoring	(4,587)	(2,633)	(4,587)	(8,883)
Capital expenditures	(11,716)	(10,200)	(36,198)	(34,234)
Free cash flow	(29,357)	11,629	(60,813)	1,477
Add back legacy payments
Antitrust investigations and related lawsuits and claims, net	4,500	7,716	12,400	17,671
Restructuring payments	857	5,389	4,746	9,472
Free cash flow before antitrust and restructuring payments	($24,000)	$24,734	($43,667)	$28,620

NOTE ON FREE CASH FLOW RECONCILIATIONS: Various measures of free cash flow mentioned above are non-GAAP financial measures that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such measures of free cash flow are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such measures of free cash flow as well as other financial measures in connection with its decision-making activities. Such measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such measures may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in thousands)
(Unaudited)

Net Debt Reconciliation
	12/31/05	06/30/06	09/30/06
Long-term debt	$703,743	$708,727	$695,523
Short-term debt	405	958	603
Total debt	$704,148	$709,685	$696,126
Less:
Fair value adjustments for hedge instruments	7,404	6,922	6,674
Unamortized bond premium	1,446	1,358	1,312
Cash and cash equivalents	5,968	6,433	18,710
Net debt	$689,330	$694,972	$669,430

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5% of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $7 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness and that net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.